Exhibit 10(o)
Description of Executive and Board Compensation Reductions
GM senior leadership team will reduce its salaries as follows: Fifty percent reduction for Chairman and Chief Executive Officer G. Richard Wagoner, Jr.; thirty percent reduction for Vice Chairmen John Devine, Robert Lutz, and Frederick Henderson; and ten percent reduction for Executive Vice President and General Counsel Thomas A. Gottschalk.
The Board of Directors voluntarily reduced board member compensation by fifty percent. Non-employee directors will forego cash compensation and will retain some of the stock portion of their annual retainer.
[From Exhibit 99.1 to Current Report on Form 8-K of General Motors Corporation filed on February 8, 2006]